Exhibit 99.1

Zale Reports Third Quarter Fiscal 2012 Results

  Comparable store sales up 8.0%
  Revenues of $445 million, an increase of $33 million, or 8.1%
  Gross margin of 51.3%, an improvement of 120 basis points, or $22 million
  Operating earnings of $6 million, an improvement of $12 million, or 270 basis points

DALLAS--(BUSINESS WIRE)--May 23, 2012--Zale Corporation (NYSE: ZLC) today announced its financial results for the third quarter ended April 30, 2012. Revenues for the quarter ended April 30, 2012 were $445 million, an increase of $33 million, or 8.1%, compared to $412 million in the same period last year. Revenues in the third quarter of fiscal 2012 include $8.5 million resulting from the previously disclosed change in warranty revenue recognition.

Comparable store sales, which are based on year-over-year merchandise sales, increased 8.0% during the quarter ended April 30, 2012. This increase follows a 15.2% rise in the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 8.3% for the quarter.

  U.S. Fine Jewelry brands (70% of revenues), consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, had an increase in comparable store sales of 10.9%. This increase follows a 15.9% rise in the same period last year.
  Canadian Fine Jewelry brands (17% of revenues), consisting of Peoples Jewellers and Mappins Jewellers, had an increase in comparable store sales of 3.8%. This increase follows a 21.6% rise in the same period last year. At constant exchange rates, Canadian Fine Jewelry brands comparable store sales increased 6.0% following an increase of 15.0% in the prior year period.
  Kiosk Jewelry (13% of revenues) comparable store sales decreased 1.1%. In the same period last year, Kiosk Jewelry comparable store sales rose 6.7%.

For the quarter ended April 30, 2012, gross margin on sales was $228 million, or 51.3%, an increase of 10.5% compared to $206 million, or 50.1%, in the same period last year. Selling, general and administrative expenses were $213 million, or 47.9% of revenues, in the quarter ended April 30, 2012, compared to $202 million, or 49.1% of revenues, in the same period last year. Operating earnings for the quarter were $6 million, or 1.4% of revenues, compared to an operating loss of $5 million, or negative 1.3% of revenues, in the prior year quarter.

For the quarter ended April 30, 2012, income tax expense was $1 million, compared to a benefit of $4 million in the comparable quarter last year. The benefit in the 2011 quarter, which represented $0.14 earnings per share, was related to net operating loss carrybacks recognized pursuant to the Business Assistance Act of 2009.

Net loss from continuing operations for the quarter ended April 30, 2012 was $4 million, or $0.14 per share, compared to a net loss from continuing operations of $10 million, or $0.31 per share, in the comparable quarter last year. The change in warranty revenue recognition improved the net loss per share from continuing operations for the third quarter of fiscal 2012 by $0.25.

Inventory at April 30, 2012 stood at $779 million, compared to $756 million in the same period last year.

“The six consecutive quarters of positive comps, coupled with continued momentum through the Mother’s Day selling period, demonstrates that the strategic initiatives we’ve undertaken are resonating with our guests,” commented Theo Killion, Chief Executive Officer. “In addition, the improvement in operating earnings this quarter is another indication of the progress we are making as we accelerate towards bottom line profitability.”

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 75232974) five minutes prior to the scheduled start time. A live webcast and slide presentation, as well as a replay of the call, will be available on the Investor Relations section of the Company’s web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,790 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2012. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2012	2011	2012	2011

Revenues	$445,170	$411,843	$1,459,915	$1,365,296
Cost of Sales	216,977	205,424	708,535	678,677
Gross Margin	228,193	206,419	751,380	686,619
% of Revenue	51.3%	50.1%	51.5%	50.3%
Selling, General and Administrative	213,088	202,347	694,740	655,635
% of Revenue	47.9%	49.1%	47.6%	48.0%
Depreciation and Amortization	9,275	9,773	28,456	31,052
Other (Gains) Charges	(375)	(265)	1,274	3,715
Operating Earnings (Loss)	6,205	(5,436)	26,910	(3,783)
% of Revenue	1.4%	-1.3%	1.8%	-0.3%
Interest Expense	9,777	8,653	30,135	73,433
Loss Before Income Taxes	(3,572)	(14,089)	(3,225)	(77,216)
Income Tax Expense (Benefit)	868	(4,161)	4,006	2,124
Loss from Continuing Operations	(4,440)	(9,928)	(7,231)	(79,340)
(Loss) Earnings from Discontinued Operations, Net of Taxes	(87)	935	(332)	(324)
Net Loss	$(4,527)	$(8,993)	$(7,563)	$(79,664)

Basic and Diluted Net Loss per Common Share:
Loss from Continuing Operations	$(0.14)	$(0.31)	$(0.22)	$(2.47)
(Loss) Earnings from Discontinued Operations	-	0.03	(0.01)	(0.01)
Net Loss per Share	$(0.14)	$(0.28)	$(0.23)	$(2.48)

Weighted Average Number of Common Shares Outstanding:
Basic	32,213	32,135	32,189	32,122
Diluted	32,213	32,135	32,189	32,122

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, in thousands)

	April 30,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$37,291	$36,875
Merchandise inventories	778,705	756,439
Other current assets	41,500	37,635
Total current assets	857,496	830,949

Property and equipment	700,505	704,131
Less accumulated depreciation and amortization	(572,998)	(555,046)
Net property and equipment	127,507	149,085

Other assets	236,327	226,768
Total Assets	$1,221,330	$1,206,802

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$229,034	$238,655
Deferred revenue	87,798	96,136
Deferred tax liability	93,281	72,225
Total current liabilities	410,113	407,016

Long-term debt	445,505	375,454
Deferred revenue — long-term	130,029	139,356
Other liabilities	33,547	38,941

Stockholders’ Investment	202,136	246,035

Total liabilities and stockholders’ investment	$1,221,330	$1,206,802

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations